Exhibit 99.1

Park Sterling Corporation

Announces Entry Into Virginia

Charlotte, NC – January 3, 2014 –Park Sterling Corporation (NASDAQ:PSTB), the holding company for Park Sterling Bank, today announced it is entering the Virginia market with the hiring of two line of business executives and a seasoned commercial banking team based in the Greater Richmond region. Initial activities will be conducted through a loan production office while the company seeks the necessary facilities and regulatory approval to provide full banking services.

Line of Business Executives

“We are very excited to have Michael Williams and Steve Farbstein joining our senior management team to lead Park Sterling’s Wealth Management and Mortgage Banking groups, respectively” stated James C. Cherry, Chief Executive Officer. “These accomplished bankers, who will continue to be based in the Richmond area, all have proven track records of building exceptional businesses that serve the needs of customers and create value for shareholders. We are confident in their ability to accelerate growth and performance in what are already successful business lines at Park Sterling.”

Michael Williams, who was most recently Director of Wealth Management for StellarOne Bank, joins Park Sterling as Group Senior Vice President and Head of Wealth Management. Williams started his career at First Virginia Bank, and has held various management positions with Andersen Consulting, Wachovia Bank and First Market Bank. He holds a BA and an MBA from the University of Virginia, and currently serves as Chairman of the Virginia Bankers Association Trust & Wealth Management Committee. In this newly created position, Williams will have responsibility for the company’s existing investment management, trust, retail brokerage and private banking services, as well as for building these businesses in Virginia.

Steve Farbstein, who was most recently the Director of Mortgage Banking for StellarOne Bank, joins Park Sterling as Group Senior Vice President and Head of Mortgage Banking. Farbstein has held various management roles with Union Mortgage Group, the CIT Group and Citicorp Mortgage. He is a graduate of the University of Richmond and is active in the Greater Richmond community. He currently serves on the National Volunteer Leadership Council for the March of Dimes and is the former Board Chairman of the Richmond College Alumni Association and the Beth Sholom Lifecare Community. He also currently serves as Chairman of the Virginia Bankers Association Mortgage Working Group. In this newly created position, Farbstein will have responsibility for the company’s existing mortgage banking activities, as well as for expanding this business line into Virginia.

Commercial Banking Team

“We are also very excited to have Rob Leitch, Tom Zachry and Bobby Cowgill joining Park Sterling today to establish our first commercial banking presence in Virginia” added Cherry. “These seasoned bankers are well known to the Park Sterling management team and position our company to compete in the attractive Central Virginia market.”

Rob Leitch, who was most recently a Regional Commercial Banking Manager at StellarOne Bank, joins Park Sterling as Group Senior Vice President and Head of Central Virginia Commercial Banking. Leitch previously spent over 30 years in various banking roles at SunTrust Bank and its Richmond predecessors. He is a Richmond native and a graduate of the University of North Carolina at Chapel Hill. He currently serves on the St. Joseph’s Villa Foundation Board of Trustees and on the Westminster Canterbury Board of Trustees; and, has previously chaired the Richmond American Heart Walk, and served on the United Way Board of Directors. He is also a past president of the Country Club of Virginia.

Tom Zachry, who was most recently a Senior Vice President and Commercial Relationship Manager at StellarOne Bank, joins Park Sterling as Senior Vice President and Senior Commercial Banker. Zachry previously spent nearly 15 years with SunTrust Bank in Richmond. He has a BA from the University of Mary Washington and an MS in Finance from Virginia Commonwealth University. Zachry serves on the Board of Trustees of St Joseph’s Villa and on the Advisory Board of the University of Mary Washington College of Business.

Bobby Cowgill, who was most recently a Senior Vice President and Commercial Real Estate Relationship Manager at StellarOne Bank, joins Park Sterling as Senior Vice President and Central Virginia Real Estate Executive. Cowgill spent nearly a decade at Regions Bank prior to joining StellarOne. Cowgill holds a BS in Commerce from the University of Virginia and an MBA from Virginia Commonwealth University. He is active in local industry and community organizations including having leadership roles with the Risk Management Association, Urban Land Institute and the United Way of Greater Richmond.

Cherry commented, “We are delighted to announce the hiring of this exceptional group of talented bankers in a market we have wanted to enter since our public offering in 2010. Our commitment is to build a regional community banking franchise that is large enough to help people and businesses achieve their financial aspirations, yet small enough to care that they do. A significant number of our directors and senior executives, like me, have deep personal roots in Virginia, so naturally we are excited about this opportunity to expand our franchise into the Commonwealth. Having enjoyed a significant part of my career in Richmond, I especially look forward to spending time in the market helping our team build business and serve the community. I am particularly pleased that the leadership for two of our most important lines of business, Mortgage Banking and Wealth Management, will be based in this market.”

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia, as well as a loan production office in the Greater Richmond region. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

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For additional information contact:

Jim Cherry

Chief Executive Officer

(804) 614-7437

jim.cherry@parksterlingbank.com